CONFIRMING STATEMENT

This Statement confirms that the undersigned, Roy A. Aneed, has authorized and designated each of Jonathan Samuels, Justin Bliffen and Ryan D. McGee, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Triangle Petroleum Corporation. The authority of each of Jonathan Samuels, Justin Bliffen and Ryan D. McGee under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Triangle Petroleum Corporation, unless earlier revoked in writing. The undersigned acknowledges that Jonathan Samuels, Justin Bliffen, Ryan D. McGee and Triangle Petroleum Corporation are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  July 20, 2015



/s/ Roy A. Aneed
Roy A. Aneed